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                                                                Exhibit 8.1

                        WARNER NORCROSS & JUDD LLP
                             Attorneys At Law
                           900 Old Kent Building
                           111 Lyon Street, N.W.
                     Grand Rapids, Michigan 49503-2487
                         Telephone: (616) 752-2000
                            Fax: (616) 752-2500


                             June 15, 1998




Old Kent Financial Corporation          First Evergreen Corporation
111 Lyon Street, NW                     3101 W. 95th Street
Grand Rapids, Michigan 49503            Evergreen Park, Illinois 60805


          You have each requested our opinion regarding the federal income tax consequences of the proposed affiliation of First Evergreen Corporation ("First Evergreen") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of First Evergreen into Old Kent under the terms of an Agreement and Plan of Merger dated as of April 21, 1998 (the "Merger Agreement"), between Old Kent and First Evergreen. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

          First Evergreen will be merged into Old Kent under the laws of the states of Michigan and Delaware and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of First Evergreen Common Stock will be converted into shares of Old Kent Common Stock, except Dissenting Shares.

          This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions:

          1. The fair market value of the Old Kent Common Stock to be received by each First Evergreen stockholder will be approximately equal to the fair market value of the First Evergreen Common Stock surrendered in the Merger.







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                       WARNER NORCROSS & JUDD LLP


Old Kent Financial Corporation
First Evergreen Corporation
June 15, 1998
Page 2



          2. Old Kent has no plan or intention to reacquire any of the Old Kent Common Stock issued in the transaction, other than as may occur through open market purchases of Old Kent Common Stock by Old Kent. Old Kent did not create and has not modified its stock repurchase program in connection with the acquisition of First Evergreen.

          3. Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of First Evergreen acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          4. The liabilities of First Evergreen to be assumed by Old Kent and the liabilities to which the assets of First Evergreen to be transferred are subject were incurred by First Evergreen in the ordinary course of its business.

          5. Following the transaction, Old Kent will continue the historic business of First Evergreen or use a significant portion of First Evergreen's historic business assets in a business.

          6. Each of Old Kent, First Evergreen, and the stockholders of First Evergreen will pay their respective expenses, if any, incurred in connection with the transaction.

          7. There is no intercorporate indebtedness existing between Old Kent and First Evergreen that was issued, acquired, or will be settled at a discount.

          8. No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          9. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of First Evergreen.

          10. On the date of the transaction, the fair market value of the assets of First Evergreen will exceed the sum of its liabilities, if any, to which the assets are subject.


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                       WARNER NORCROSS & JUDD LLP


Old Kent Financial Corporation
First Evergreen Corporation
June 15, 1998
Page 3



          11. First Evergreen is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          12. None of the compensation received by any stockholder-employees of First Evergreen will be separate consideration for or allocable to, any of their shares of First Evergreen Common Stock; none of the shares of Old Kent Common Stock received by any stockholder-employees of First Evergreen will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of First Evergreen with and into Old Kent would give rise to the following federal income tax consequences under the Code:

          1. The Merger of First Evergreen with and into Old Kent will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Old Kent and First Evergreen will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. The basis of the assets of First Evergreen to be received by Old Kent will be the same as the basis of those assets in the hands of First Evergreen immediately prior to the Merger.

          3. No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of First Evergreen in exchange for the Old Kent Common Stock and the assumption by Old Kent of the liabilities of First Evergreen.

          4. The holding period of the assets of First Evergreen to be received by Old Kent will include the holding period of those assets in the hands of First Evergreen immediately prior to the Merger.





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                       WARNER NORCROSS & JUDD LLP


Old Kent Financial Corporation
First Evergreen Corporation
June 15, 1998
Page 4



          5. No gain or loss will be recognized by the stockholders of First Evergreen who receive shares of Old Kent Common Stock in exchange for all of their shares of First Evergreen Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

          6. The basis of the Old Kent Common Stock (including fractional share interests) to be received by stockholders of First Evergreen will, in each instance, be the same as the basis of the respective shares of First Evergreen Common Stock surrendered in exchange therefor.

          7. The holding period of the Old Kent Common Stock to be received by stockholders of First Evergreen will, in each instance, include the period during which the First Evergreen Common Stock surrendered in exchange therefor was held, provided that the First Evergreen Common Stock was, in each instance, held as a capital asset in the hands of the stockholders of First Evergreen at the Effective Time of the Merger.

          We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

          This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.

                              WARNER NORCROSS & JUDD LLP



                              By /S/ STEPHEN R. KRETSCHMAN
                                 Stephen R. Kretschman, a Partner